SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 27, 2009
WESCO INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14989	25-1723345
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 West Station Square Drive, Suite 700 Pittsburgh, Pennsylvania	15219
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (412) 454-2200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On August 27, 2009, WESCO International, Inc. (the “Company”) completed a previously announced exchange offer pursuant to which it issued $345.0 million aggregate principal amount of 6.0% Convertible Senior Debentures due 2029 (the “2029 Debentures”) in exchange for approximately $299.7 million and $57.7 million aggregate principal amounts of its outstanding 1.75% Convertible Senior Debentures due 2026 and 2.625% Convertible Senior Debentures due 2025, respectively. The 2029 Debentures and the related guarantee of the Company’s obligations with respect to the 2029 Debentures on an unsecured senior subordinated basis by WESCO Distribution, Inc. (“WESCO Distribution”) were issued pursuant to an Indenture, dated August 27, 2009 (the “Indenture”), by and among the Company, WESCO Distribution and The Bank of New York Mellon, as trustee.
     The 2029 Debentures bear interest at a rate of 6.0% per year. Beginning with the six-month period commencing September 15, 2016, the Company will also pay contingent interest during any six-month interest period in which the trading price of the 2029 Debentures, measured over a specified number of trading days preceding the applicable six-month interest period, is 120% or more of the principal amount of the 2029 Debentures. Interest on the 2029 Debentures is payable on March 15 and September 15 of each year, beginning on March 15, 2010. The 2029 Debentures will mature on September 15, 2029.
     The 2029 Debentures are convertible into cash and, in certain circumstances, shares of the Company’s common stock, $.01 par value, at any time on or after September 15, 2028, or prior to September 15, 2028 in certain circumstances. The 2029 Debentures will be convertible based on an initial conversion rate of 34.6433 shares of common stock per $1,000 principal amount of the 2029 Debentures (equivalent to an initial conversion price of $28.8656 per share). The conversion rate and the conversion price may be adjusted in certain circumstances.
     At any time on or after September 15, 2016, the Company may redeem all or a part of the 2029 Debentures at a redemption price equal to 100% of the principal amount of the 2029 Debentures plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the redemption date.
     If the Company undergoes certain fundamental changes prior to maturity, holders of 2029 Debentures will have the right, at their option, to require the Company to repurchase for cash some or all of their 2029 Debentures at a repurchase price equal to 100% of the principal amount of the 2029 Debentures being repurchased, plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the repurchase date. The Indenture limits the ability of the Company to consolidate or merge or to sell, convey, transfer or lease all or substantially all of its assets.
     If an event of default on the 2029 Debentures occurs, the principal amount of the 2029 Debentures, plus premium, if any, and accrued and unpaid interest (including contingent interest and additional interest, if any) may be declared immediately due and payable, subject to certain conditions set forth in the Indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving the Company.

The Indenture provides that events of default include (i) failure to make the payment of any interest on the 2029 Debentures when due and payable, with the failure continuing for a period of 30 days; (ii) failure to make the payment of any principal on any of the 2029 Debentures when due and payable; (iii) failure to comply with covenants or agreements in the 2029 Debentures, the Indenture or related documents; (iv) a default by the Company or any of its significant subsidiaries under other debt obligations that results in acceleration of the maturity of that debt, or failure to pay any such debt at maturity, in an amount greater than $35 million; (v) certain events involving bankruptcy, insolvency or reorganization of the Company or any of its significant subsidiaries; and (vi) any judgment or judgments for the payment of money in an aggregate amount in excess of $35 million that is rendered against the Company or any of its significant subsidiaries and that is not waived, satisfied or discharged for any period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice.
     The foregoing is a summary of the material terms and conditions of the Indenture and is not a complete discussion of the Indenture. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Indenture, which is filed as Exhibit 4.1 to this Current Report and is incorporated herein by reference. A form of 2029 Debenture also is filed as Exhibit 4.2 to this Current Report and is incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits

Exhibit 4.1
Indenture, dated August 27, 2009, by and among WESCO International, Inc., WESCO Distribution, Inc. and The Bank of New York Mellon, as trustee, relating to WESCO International, Inc.’s 6.0% Convertible Senior Debentures due 2029 (filed herewith).

Exhibit 4.2	Form of 6.0% Convertible Senior Debenture due 2029 (included in Exhibit 4.1).

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESCO INTERNATIONAL, INC.
	By:	/s/ Richard P. Heyse
Richard P. Heyse
Dated: August 28, 2009		Vice President and Chief Financial Officer